UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

August 20, 2010

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 N. Haskell Avenue, Suite 3400

Dallas, TX 75204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2010, Dean Foods Company (the “Company”) announced that Joseph Scalzo, the Company’s Chief Operating Officer, was elected by the Company’s Board of Directors as the Company’s President and Chief Operating Officer on August 20, 2010. Mr. Scalzo, age 52, joined the Company in October 2005 as President and Chief Executive Officer of our WhiteWave Foods Company subsidiary. He was promoted to President and Chief Executive Officer of WhiteWave Foods Company and Morningstar Foods Company in February 2008 and to Chief Operating Officer of Dean Foods Company effective November 1, 2009. Prior to joining us, he was employed by The Gillette Company from 2001 to October 2005, serving most recently as Group President, Personal Care and Global Value Chain. Prior to joining The Gillette Company, Mr. Scalzo served in various capacities at the Coca-Cola Company from 1997 to 2001, including Senior Vice President and Chief Marketing Officer of The Minute Maid Company. He began his career at Procter & Gamble in 1985 where he held various leadership positions.

The Company has agreed to pay Mr. Scalzo a base salary of $900,000, effective immediately, and to increase his target annual incentive payment from 100% to 125% of his base salary pursuant to the Company’s Short-Term Incentive Plan effective September 1, 2010. Mr. Scalzo’s short-term incentive payment for fiscal 2010 will be prorated for eight months at his prior rate of 100% and four months at the new rate of 125%. In addition, the Compensation Committee of the Board of Directors approved the grant of options to purchase 108,544 shares of the Company’s common stock and 37,166 restricted stock units, which were granted on August 20, 2010. The stock options and restricted stock units will vest in three equal installments over a period of three years, beginning on the first anniversary of the grant date. Mr. Scalzo’s offer letter with respect to his promotion is attached as Exhibit 10.1 to this Form 8-K, and this description is qualified entirely by reference to such letter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer Letter between Dean Foods Company and Joseph Scalzo, dated August 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2010	DEAN FOODS COMPANY

	By:	/S/ STEVEN J. KEMPS
Steven J. Kemps
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter between Dean Foods Company and Joseph Scalzo, dated August 20, 2010